As filed with the Securities and Exchange Commission on February 10, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVATECH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	7372	52-2023997
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10715 Red Run Boulevard, Suite 101

Owings Mills, Maryland 21117

(410) 581-8080

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

Christopher Olander

Executive Vice President and General Counsel

10715 Red Run Boulevard, Suite 101

Owings Mills, Maryland 21117

(410) 753-1587

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,

of Agent for Service)

COPY TO:

Hillel Tendler

Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.

One South Street, 27th Floor

Baltimore, Maryland 21202

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Common Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	5,143,777	$1.69	$8,692,983	$930.15

(1)	Pursuant to Rule 416, there are also being registered for resale such indeterminable additional shares of common stock as may be issued as a result of (i) anti-dilution provisions of the Registrant’s Series D Convertible Preferred Stock and Series E Convertible Preferred Stock, and (ii) conversion of shares of the Registrant’s Series D Convertible Preferred Stock and Series E Convertible Preferred Stock.

(2)	Based on the average of the bid and asked prices of $1.69 per share of registrant’s common stock reported on the OTC Bulletin Board on February 6, 2006, within five days of the filing of this registration statement, in accordance with Rule 457(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer is not authorized.

PROSPECTUS

AVATECH SOLUTIONS, INC.

5,143,777 SHARES OF COMMON STOCK

This Prospectus relates to the resale of an aggregate of 5,143,777 shares of the Common Stock of Avatech Solutions, Inc. (“we” or the “Company”), of which (i) 2,597,236 shares are issuable upon conversion of 1,297,537 outstanding shares of our Series D Convertible Preferred Stock, (ii) 1,832,306 shares are issuable upon conversion of 1,191 outstanding shares of our Series E Convertible Preferred Stock, (iii) 557,191 shares are issuable upon exercise of certain warrants to purchase shares of our Common Stock, including warrants to purchase 366,475 shares of common stock issued to holders of our Series E Convertible Preferred Stock, and (iv) 157,044 shares owned by other shareholders having registration rights with respect to resales of shares owned by them.

The selling stockholders identified beginning on page 7 are offering the shares of our Common Stock covered in this Prospectus. The shares of our Common Stock that may be resold by the selling stockholders constitute 31% of our issued and outstanding Common Stock on December 22, 2005 after giving effect to the conversion of all of the outstanding shares of Preferred Stock and the exercise of warrants described in this Prospectus.

The selling stockholders may sell shares of our Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price, in negotiated transactions, or otherwise. The selling stockholders may be deemed to be underwriters of the shares of our Common Stock that they are offering. Please see the “Selling Stockholders” section beginning on page 7 in this Prospectus for a complete description of all of the selling stockholders.

The selling stockholders will receive all of the amounts received upon any sale by them of shares of our Common Stock, less any brokerage commissions or other expenses incurred by them. The selling stockholders will receive all sale proceeds and we will not receive any proceeds from the sale of shares of our Common Stock by the selling stockholders.

You should read this Prospectus and any supplement carefully before you invest.

Our Common Stock is traded on the Over-the-Counter Bulletin Board (OTC Bulletin Board) under the symbol “AVSO.OB”. The last sale price on February 6, 2006 was $1.70 per share.

Investing in our securities involves risks. See “ Risk Factors” beginning on page 3 to read about factors you should consider before buying shares of our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of this Prospectus is March         , 2006

TABLE OF CONTENTS [PAGE NUMBERS TO CHANGE]

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WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, periodic reports and proxy statements with the U.S. Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference facilities at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov. Information about us may be obtained from our website www.avatechsolutions.com. Copies of our SEC filings are available free of charge on the website as soon as they are filed with the Securities and Exchange Commission (SEC) through a link to the SEC’s EDGAR reporting system. Simply select the “Investors” menu item, then click on the “SEC Filings” link.

This Prospectus is a part of the registration statement that we filed on Form S-1 with the SEC. The registration statement contains more information about us and our Common Stock than this Prospectus, including exhibits and schedules. You should refer to the registration statement for additional information about us and our Common Stock being offered in this Prospectus. Statements that we make in this Prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the Prospectus, and you should review that information in order to understand the nature of any investment by you in our Common Stock. Information contained in this Prospectus automatically updates and supersedes previously filed information. We are incorporating by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2005; and

•	Our Proxy Statement for our Annual Meeting of Stockholders held on November 10, 2005; and

•	All of our filings pursuant to Sections 13(a) or 15(d) under the Securities Exchange Act of 1934, as amended, since the date of the filing of our Annual Report on Form 10-K for the fiscal year ended June 30, 2005.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus. If you would like a copy of any of these documents, at no cost, please write or call us at:

Avatech Solutions, Inc.

10715 Red Run Boulevard, Suite 101

Owings Mills, Maryland 21117

Attn: Christopher Olander, Corporate Secretary

(410) 753-1587

You should only rely upon the information included in or incorporated by reference into this Prospectus or in any Prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. You should not assume that the information included in or incorporated by reference into this Prospectus or any Prospectus supplement is accurate as of any date later than the date on the front of the Prospectus or Prospectus supplement.

We have not authorized any person to provide you with information different from that contained or incorporated by reference in this Prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our Common Stock.

PROSPECTUS SUMMARY

This summary highlights selected information from this Prospectus and may not contain all of the information that is important to you. To understand the terms of the securities we are offering, you should carefully read this document with any attached Prospectus supplement. You should also read the documents to which we have referred you in “Where You Can Find More Information” on page 1 for additional information about us and our financial statements.

Our Business

A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2005 accompanies this Prospectus and contains information about us, including audited financial statements for our fiscal year ended June 30, 2005. Please refer to the Annual Report for additional information.

Risk Factors

Purchasers of our Common Stock should consider carefully, in addition to the other information contain in or incorporated by reference into this Prospectus or any supplement, the risk factors set forth in the Risk Factors section beginning on page 3.

Use of Proceeds

We will not receive any proceeds from the sale of our Common Stock under this Prospectus by the selling stockholders identified under “Selling Stockholders.”

Plan of Distribution

The selling stockholders will sell shares covered by this Prospectus in open-market transactions effectuated on the OTC Bulletin Board or in privately negotiated transactions.

RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, TOGETHER WITH THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE DETERMINING WHETHER OR NOT TO INVEST IN SHARES OF OUR COMMON STOCK.

RISK FACTORS RELATING TO OUR BUSINESS GENERALLY

We have a history of significant losses and may never achieve profitability.

In the last five fiscal years of operation, we have reported a net profit only in the fiscal years ended June 30, 2001 and 2005. Although we were profitable for the fiscal year ended June 30, 2005, and believe we will continue to be profitable on a quarterly and annual basis, we may not be able to sustain or increase profitability on a quarterly or an annual basis in the future.

We have a limited operating history, which makes it difficult to evaluate our business and prospects.

We began operations in 1997, with the merger of four founding companies. Since that time, we have acquired 11 additional companies. Management believes it has successfully integrated these businesses and their disparate operations, employees and management structures and personnel. The limited history and continuing evolution of our operations makes it difficult to evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses, and difficulties frequently encountered by companies in their early stages of development. If we fail to address these risks and uncertainties, we may be unable to grow our business, increase our revenue, or continue to be profitable.

Our reliance on the sale of a single software vendor’s products could decrease our revenues and our profitability.

We derive over 90% of our net revenues from the sale and integration of Autodesk products and from providing upgrades and related services for those products. As such, if sales of Autodesk products and upgrades decrease, our revenues will decrease, which will adversely affect our profitability.

If our relationship with Autodesk is not renewed each year, our revenues would significantly decrease and such decrease would jeopardize our viability.

Our continued growth and future success are largely dependent upon maintaining our relationship with Autodesk. While our current relationship with Autodesk is good, there can be no assurance that this relationship will continue. Under the terms of the Autodesk Channel Partner Agreement, this relationship must be renewed each year. Because over 90% of our revenues are attributable to the resale of Autodesk products and related services, Autodesk’s failure to renew its relationship with us would significantly decrease our sales, revenues and overall financial condition, and would jeopardize our viability.

Our products may contain undetected errors that could harm our sales and revenue and result in increased operating expenses and liabilities.

Our business depends on complex computer software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. Although we conduct extensive testing, we may not discover software defects that affect new or current products and services or enhancements until after they are deployed. In the past, we have discovered software errors in some new products and enhancements after their introduction, and we may find errors in current or future new products or releases after commencement of commercial use. If we market products and services that contain errors or that do not function properly, we may experience negative publicity, loss of or delay in market acceptance, or claims against us by customers, any of which could harm our current and future sales or result in expenses and liabilities that could reduce our operating results and adversely affect our financial condition and the market for our common stock.

We may inadvertently infringe on third party proprietary rights, which could result in costly litigation, reduced sales and revenue and a decline in the price of our stock.

We may be subject to claims alleging that we have infringed third party proprietary rights. Litigating such claims, whether meritorious or not, is costly. The expenditure of such costs, and the accompanying diversion of management time to such litigation, may cause a decrease in attention to sales and product development and a corresponding decrease in revenue. These claims might require us to enter into royalty or license agreements with terms unfavorable to us. If we were found to have infringed upon the proprietary rights of third parties, we could be required to pay damages, cease sales of the infringing products, or redesign or discontinue such products, any of which could materially reduce our sales and revenue and cause a decline in the market price for our common stock.

If we are unable to raise additional capital on favorable terms, our ability to fund growth and otherwise operate our business will be significantly limited.

We may need to raise additional capital to develop and enhance our services and products, fund expansion, respond to competitive pressures, or acquire complementary businesses or technologies. We may not be able to raise additional financing on favorable terms, if at all. Our agreements with our lenders restrict the types of capital we can raise without the consent of our lenders. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and the securities issued may have rights, preferences, or privileges senior to those of our common stock. If we cannot raise adequate funds on acceptable terms, our ability to fund growth, take advantage of business opportunities, develop or enhance services or products, or otherwise respond to competitive pressures will be significantly limited. Insufficient funds may require us to scale-back or eliminate some or all of our plans for growth.

The terms of our indebtedness imposes significant restrictions on our ability to raise capital.

Without the consent of our senior lender, our existing outstanding indebtedness restricts our ability to, among other things:

•	incur additional debt;

•	repay other debt;

•	pay dividends;

•	make certain investments, mergers or acquisitions;

Failure to meet any of these covenants could result in an event of default under our outstanding loan arrangements. If an event of default occurs, our lenders may take one or more of the following actions:

•	increase our borrowing costs;

•	restrict our ability to obtain additional borrowings;

•	accelerate all amounts outstanding; or

•	enforce their interests against collateral pledged.

If any lender accelerates our debt payments, our assets may not be sufficient to fully repay the debt.

In addition, we cannot declare dividends or incur additional debt without the written approval from our lenders, which could significantly restrict our ability to raise additional capital. Our ability to receive the necessary approvals is largely dependent upon our relationship with our lenders and our performance, and no assurances can be given that we will be able to obtain the necessary approvals in the future. Our inability to raise additional capital could lead to working capital deficits that could have a materially adverse effect on our operations in future periods.

We may not be able to successfully expand through strategic acquisitions, which could decrease our profitability.

A key element of our strategy is to pursue strategic acquisitions that either expand or complement our business, in order to increase revenues and earnings. We may not be able to identify additional attractive acquisition candidates on terms favorable to us or in a timely manner. We may require additional debt or equity financing for future acquisitions, which may not be available on terms favorable to us, if at all. Moreover, we may not be able to successfully integrate any acquired businesses into our business or to operate any acquired businesses profitably. Each of these factors may contribute to our inability to successfully expand through strategic acquisitions, which could ultimately result in increased costs without a corresponding increase in revenues, which would result in decreased profitability.

Our inability to efficiently complete or integrate future strategic acquisitions may divert management resources away from business operations and cause greater expenses and decreased revenues and sales.

We may find it necessary or desirable to acquire additional complementary businesses, products or technologies. Integrating product acquisitions and completing any future acquisitions could cause significant diversions of management time and resources. Managing acquired businesses entails numerous operational and financial risks. These risks include difficulty in assimilating acquired operations, diversion of management’s attention, and the potential loss of key employees or customers of acquired operations. We may not be able to effectively integrate any such acquisitions, and our failure to do so could result in significant expenses and lost revenue.

Any acquisition we make could disrupt our business and harm our financial condition and operations.

In an effort to effectively compete in the design automation solutions and facilities management markets where increasing competition and industry consolidation prevail, we may acquire complementary businesses in the future. In the event of any future acquisitions, we could:

•	issue additional stock that would dilute our current shareholders’ percentage ownership;

•	incur debt and assume liabilities;

•	incur amortization expenses related to intangible assets; or

•	incur large and immediate write-offs of intangible assets, accounts receivable or other assets.

These events could result in significant expenses and decreased revenue, or could substantially affect the market price of our common stock.

RISK FACTORS RELATING TO OUR STOCK AND CAPITAL STRUCTURE

The high volatility of our stock price could materially and adversely affect the price of our stock.

The market price of our common stock has been highly volatile and is likely to continue to be volatile. Factors affecting our stock price may include:

•	fluctuations in sales or operating results;

•	announcements of technological innovations or new software standards by us or our competitors;

•	published reports of securities analysts;

•	developments in patent or other proprietary rights;

•	changes in our relationships with development partners and other strategic alliance partners; and

•	general market conditions, especially regarding the general performance of comparable technology stocks.

Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.

The conversion of our Series D Convertible Preferred Stock, the conversion of our Series E Convertible Preferred Stock, and the exercise of a substantial number of warrants would increase the amount of our common stock in the trading market, which could substantially affect the market price of our common stock.

Between November 19, 2003 and December 31, 2003, we sold units consisting of one share of Series D Convertible Preferred Stock, then convertible into two shares of common stock (an aggregate of 2,597,236 shares), and a warrant to purchase a single share of common stock for $0.45. The warrants expired in December, 2004. On July 29, 2005, we sold units consisting of one share of Series E Convertible Preferred Stock, which in the aggregate are convertible into 1,832,306 shares of common stock, and warrants to purchase an aggregate of 366,475 shares of common stock, in each case for $.65 per share. In the event of the exercise of a substantial number of warrants accompanying the Series E Convertible Preferred Stock, or the conversion of a substantial number of shares of Series D or Series E Convertible Preferred Stock, the resulting increase in the amount of our common stock in the trading market could substantially affect the market price of our common stock.

The exercise of outstanding options will dilute the percentage ownership of our stockholders, and any sales in the public market of shares of our common stock underlying such options may adversely affect prevailing market prices for our common stock.

As of the date of this Prospectus, there are outstanding options to purchase an aggregate of 2,063,136 shares of our common stock at per share exercise prices ranging from $.17 to $3.81. The exercise of such outstanding options would dilute the percentage ownership of our existing stockholders, and any sales in the public market of shares of our common stock underlying such options may adversely affect prevailing market prices for our common stock.

The Selling Stockholders may choose to sell shares at prices below the current trading price.

The Selling Stockholders are not restricted as to the prices at which they may sell their shares of our common stock. Sales of shares of our common stock below the then-current trading prices may adversely affect the market price of our common stock.

RISK FACTORS RELATING TO OUR ARTICLES OF INCORPORATION

Our certificate of incorporation and bylaws could delay or prevent the acquisition or sale of our company and prevent our shareholders from receiving any potential benefit from an offer to acquire us.

Our charter and bylaws, resulting from our merger with PlanetCAD, as well as the General Corporation Law of the State of Delaware, may deter, discourage, or make more difficult a change in control, even if such a change in control would benefit our shareholders. As a result, shareholders may be unable to receive any economic or other benefit contained in any proposal. In particular, the board of directors may issue preferred stock having such designations, rights, and preferences as they determine; only shareholders owning not less than two-thirds of the outstanding shares may call special meetings of shareholders; advance notice is required for presentation of new business and nominations of directors at meetings of shareholders; and our bylaws may be amended only by the board of directors or by the holders of two-thirds of the outstanding voting stock.

The liability of our directors is limited.

Our Articles of Incorporation limit the liability of directors to the maximum extent permitted by Delaware law.

It is unlikely that we will issue dividends on our common stock in the foreseeable future.

We have never declared or paid cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of our board of directors.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) in this document and in documents that are incorporated by reference in this document that are subject to risks and uncertainties. We caution you to be aware of the speculative nature of forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of our operations. Also, statements including words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” or similar expressions are forward-looking statements. These statements reflect our good faith belief based on current expectations, estimates and projections about (among other things) the industry and the markets in which we operate, but they are not guarantees of future performance. Purchasers of shares offered hereby should note that many factors, some of which are discussed elsewhere in this document and in the documents incorporated by reference in this document, could affect our future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements in this Prospectus include, among others, the factors set forth under the caption “Risk Factors,” general economic, business and market conditions, changes in laws, and increased competitive pressure. We can give no assurances that the actual results we anticipate will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except as required by applicable laws, we do not intend to publish updates or revisions of any forward-looking statements we make to reflect new information, future events or otherwise.

SELLING STOCKHOLDERS

This Prospectus relates to the resale of an aggregate of 5,143,777 shares of the Common Stock of Avatech Solutions, Inc. (“we” or the “Company”), of which (i) 2,597,236 shares are issuable upon conversion of 1,297,537 outstanding shares of our Series D Convertible Preferred Stock, (ii) 1,832,306 shares are issuable upon conversion of 1,191 outstanding shares of our Series E Convertible Preferred Stock, (iii) 557,191 shares are issuable upon exercise of certain warrants to purchase shares of our Common Stock, including warrants issued to holders of our Series E Convertible Preferred Stock to purchase 366,475 shares of our Common Stock, and (iv) 157,044 shares held by certain other stockholders to which we granted registration rights. In accordance with our contractual obligations to most of these stockholders, we filed a Registration Statement on Form S-1, of which this Prospectus constitutes a part, in order to permit the Selling Stockholders to resell to the public the shares of our Common Stock issued to them.

The following table, to our knowledge, sets forth information as of December 22, 2005 regarding the beneficial ownership of shares of our Common Stock held by each Selling Stockholder or which may be acquired by conversion of outstanding shares of our Series D and Series E Convertible Preferred Stock, and by exercise of certain outstanding warrants to purchase our common stock, and the number of shares being offered hereby by each Selling Stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within sixty (60) days after December 22, 2005. Unless otherwise indicated below, each selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the Selling Stockholder. We will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders. None of these Selling Stockholders are, or are affiliates of, a broker-dealer registered under the Securities Exchange Act of 1934.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned Following Offering
Name	Shares	%	Shares Offered	Shares	%
Vincent and Norma Arioso[1]	289,582	1.8%	165,697	123,885	*
Vincent Arioso, II2	214,582	1.3%	165,697	48,885	*
Evelyn Bukowitz [3]	33,359	*	33,359	0	*
Paul Feinberg & Cynthia Hindman[4]	312,594	1.9%	83,397	229,197	1.4%
Henry Felton[5]	992,479	6.0%	255,280	737,199	4.5%

[1]	Vincent and Norma Arioso are offering 112,760 shares of common stock that they may acquire as a result of the conversion of shares of Series D Convertible Preferred Stock, 38,462 shares they may acquire upon conversion of shares of Series D Convertible Preferred Stock, and 7,693 shares they may acquire upon exercise of stock purchase warrants issued to them at the time they purchased our Series E Convertible Preferred Stock.

[2]	Mr. Vincent Arioso II is offering 73,389 shares of common stock he may acquire upon conversion of shares of our Series D Convertible Preferred Stock, 76,923 shares he may acquire upon conversion of shares of our Series E Convertible Preferred Stock, and 15,385 shares he may acquire upon exercise of stock purchase warrants issued to him when he purchased shares of our Series E Convertible Preferred Stock.

[3]	Ms. Bukowitz is offering 33,359 shares of common stock she may acquire upon conversion of shares of our Series D Convertible Preferred Stock. Ms. Bukowitz is Aaron Bukowitz’ and Wendi Bukowitz’ mother.

[4]	Dr. Feinberg and Cynthia Hindman are offering 83,397 shares they may acquire upon conversion of shares of our Series D Convertible Preferred Stock. Ms. Hindman is the adult child of W. James Hindman, Chairman of our Board of Directors, and is a co-trustee of the Hindman Family Dynasty Trust.

[5]	Mr., Felton is offering 162,972 shares of common stock he may acquire upon conversion of shares of our Series D Convertible Preferred Stock, 76,923 shares he may acquire upon conversion of shares of our Series E Convertible

Richard and Marlyce Larson[6]	83,397	*	83,397	0	0%
Gary and Sarah Loney[7]	83,397	*	83,397	0	0%
Mrs. Donna. Oldorf	84,570	*	84,570	0	0%
Trustee, Dennis L. Oldorf Trust
Richard and Geraldine Singleton[8]	83,397	*	83,397	0	0%
Robert Stafford[9]	345,841	2.1%	169,141	176,700	1.0%
Stafford Family Trust
Garnett Y. Clark, Jr.[10]	211,708	1.3%	175,708	36,000	*
Albert J. Daniels[11]	50,041	*	50,041	0	0%
Capstone Ventures SBIC, L.P.[12]	1,348,408	8.2%	1,139,299	209,109	1.3%
W.J. Hindman[13]	592,093	3.6%	592,093	0	0%

Preferred Stock, and 15,385 shares he may acquire upon exercise of stock purchase warrants issued to him when he purchase shares of our Series E Convertible Preferred Stock.

[6]	Mr. and Mrs. Larson are offering 83,397 shares they may acquire upon conversion of shares of our Series D Convertible Preferred Stock

[7]	Mr and Mrs. Loney are offering 83,397 shares they may acquire upon conversion of shares of our Series D Convertible Preferred Stock.

[8]	Mr. and Mrs. Singleton are offering 83,397 shares they may acquire upon conversion of shares of our Series D Convertible Preferred Stock.

[9]	The Stafford Family Trust is offering 169,141 shares it may acquire upon conversion of shares of our Series D Convertible Preferred Stock. Mr. Stafford has sole voting and dispositive power over the shares held by the Stafford Family Trust.

[10]	Mr. Clark is offering an aggregate of 83,400 shares of common stock he may acquire upon conversion of shares of our Series D Convertible Preferred Stock; 50,041 of which shares are issuable upon conversion of our Series D Convertible Preferred Stock held by the Garnett Y. Clark, Jr. Super Simplified 401(k) Plan; 33, 359 of which shares of common stock are issuable upon conversion of shares of our Series D Convertible Preferred Stock held by the Garnett Y. Clark, Jr. SEP IRA; 38,462 shares issuable upon conversion of shares of our Series E Convertible Preferred Stock held by the Garnett Y. Clark, Jr. SEP IRA; 7,693 shares issuable upon exercise of stock purchase warrants issued to the Garnett Y. Clark, Jr. SEP IRA in connection with its purchase of shares of our Series E Convertible Preferred Stock; 38,462 shares Mr. Clark may acquire upon conversion of shares of our Series E Convertible Preferred Stock; and 7,693 shares Mr. Clark may acquire upon exercise of stock purchase warrants issued to him in connection with his purchase of shares of our Series E Convertible Preferred Stock. Mr. Clark’s beneficial ownership includes 6,000 shares of our Common Stock and options exercisable within 60 days of February 10, 2006 to purchase 30,000 shares of our Common Stock.

[11]	Mr. Daniels is offering 50,041 shares of common stock he may acquire upon conversion of shares of our Series D Convertible Preferred Stock.

[12]	Capstone is offering 91,491 shares of common stock it acquired as a result of the conversion of shares of our Series B Convertible Preferred Stock; 1,000,837 shares of common stock it may acquire upon conversion of shares of our Series D Convertible Preferred Stock; 115,385 shares of common stock it may acquire upon conversion of shares of our Series E Convertible Preferred Stock; and 23,077 shares of common stock it may acquire upon exercise of stock purchase warrants issued to it in connection with its purchase of shares of our Series E Convertible Preferred Stock. Capstone’s beneficial ownership also includes 20,250 shares of common stock subject to options that are exercisable within 60 days of December 20, 2005, and 45,652 shares of common stock issuable upon exercise of warrants held by Capstone. Mr. Eugene Fischer is the President of the General Partner of Capstone, a member of our Board of Directors, the Chairman of our Board’s Compensation Committee, and shares voting and dispositive power with respect to the shares held by Capstone with Barbra L. Santry. Mr. Fischer is the beneficial owner of 30,000 shares of common stock subject to options that are exercisable within 60 days of February 10, 2006.

[13]	Mr. Hindman is offering 265,716 shares of common stock he may acquire upon conversion of shares of our Series D Convertible Preferred Stock and 265,716 shares he may acquire upon exercise of certain stock purchase warrants. Mr. Hindman serves as Chairman of our Board of Directors. His beneficial ownership also includes 30,000 shares of common stock subject to stock options that are exercisable within 60 days of December 20, 2005, and 181,350 shares of common stock held by a trust over which Mr. Hindman holds a power of substitution. Mr. Hindman disclaims beneficial ownership of 458,801 shares held by the Hindman Family Dynasty Trust, over which Mr. Hindman exercises no power of substitution and of which he is not a trustee or beneficiary.

In August, 2002, Mr. Hindman loaned us $500,000. The loan bore simple interest at the rate of 15%, with interest payable quarterly, and a maturity of July 1, 2003. Since then, Mr. Hindman extended the maturity of this loan and

Lundy Family Partners,	175,709	1.0%	175,709	0	0%
LLP[14]
Eric L. Pratt[15]	83,401	*	83,401	0	0%
Robert Schaftel**	46,155	*	46,155	0	0%
Mary D. Cohen**	18,462	*	18,462	0	0%
Joseph Lepski**	18,462	*	18,462	0	0%
Charles S. Fax**	46,155	*	46,155	0	0%
James R. Moxley, Jr**	46,155	*	46,155	0	0%
Linda Hankin**	18,462	*	18,462	0	0%
Edwin Hankin**	18,462	*	18,462	0	0%
Arthur H. Rosenfeld**	46,155	*	46,155	0	0%
Joan S. Harris**	18,462	*	18,462	0	0%
James H. Wooden[16]	57,155	*	46,155	11,000	*
Robert Del Bagno**	46,155	*	46,155	0	0%
Sally A. Lawrence**	18,462	*	18,462	0	0%
Adrian H. Van Hofwegen**	20,308	*	20,308	0	0%
Mary Ann Holda**	46,155	*	46,155	0	0%
Wendi R. Bukowitz**	18,462	*	18,462	0	0%
Beth M. Meaney**	46,155	*	46,155	0	0%
William Zempolich**	46,155	*	46,155	0	0%
Eric D. Meany**	18,462	*	18,462	0	0%
Legg Mason, as Custodian under IRA FBO Alfred A. Lucco**	46,155	*	46,155	0	0%
Aaron M. Bukowitz & Maxine Bukowitz**	18,462	*	18,462	0	0%

loaned us an additional $500,000, which aggregate of $1,000,000 in loans bore interest at 12%, with interest to be paid quarterly. Both loans are subordinate to our senior lender and another lender. As additional consideration for the making or extension of these loans, we issued warrants to Mr. Hindman for a five year term, upon the exercise of which Mr. Hindman will receive 97,200 shares of our common stock for $.27 per share. On April 1, 2004, Mr. Hindman agreed to accept a single senior subordinated note in principal amount of $902,168.80, which was equal to the remaining balance of our debt to him on that date, bearing simple interest at 12% payable quarterly, and maturing on July 1, 2005, in exchange for the two previously issued notes. On April 21, 2004, our Board authorized, and a disinterested majority ratified, the issuance to Mr. Hindman of warrants to purchase 51,828 shares of our common stock, with an exercise price of $.45 per share, expiring on March 31, 2009, in consideration for his agreement to extend the maturity of the consolidated loan to July 1, 2005. On July 1, 2005, Mr. Hindman extended the due date on the loan for one year, in consideration for which we issued to him a warrant to purchase 38,878 shares on or before July 1, 2010 at a price of $.60 per share. In addition, on October 28, 2004, Mr. Hindman guaranteed for one year a supplemental line of credit with our senior lender in the amount of $700,000, in consideration for which we paid Mr. Hindman $28,000 and issued to him a warrant to purchase 100,000 shares, with an exercise price of $.35 per share, which expires on December 6, 2007. Mr. Hindman provided another guaranty of this $700,000 line of credit, which currently is for the benefit of a new senior lender under a $5 million accounts receivable credit facility, in consideration for a payment to Mr. Hindman of $28,000 and issuance of another warrant to purchase 100,000 shares of our common stock, at an exercise price of $1.02 per share, which expires on October 21, 2008.

[14]	The Lundy Family Partnership LLLP is offering 83,401 shares of common stock it may acquire upon conversion of shares of our Series D Convertible Preferred Stock; 76,923 shares of common stock it may acquire upon conversion of shares of our Series E Convertible Preferred Stock; and 15,385 shares of common stock it may acquire upon exercise of warrants issued to it in connection with its purchase of shares of our Series E Convertible Preferred Stock. Harry L. Lundy, Jr. and Cathryn G. Lundy share voting and dispositive power over the shares held by this partnership.

[15]	Mr. Pratt is offering 83,401 shares of common stock he may acquire upon conversion of shares of our Series D Convertible Preferred Stock. Mr. Pratt served as our President and Chief Operating Officer until June 18, 2004. Mr. Pratt’s beneficial ownership includes 120,005 shares of common stock subject to stock options that are exercisable within 60 days of February 10, 2006.

[16]	Includes 46,155 shares Mr. Wooden may acquire upon conversion of our Series E Convertible Preferred Stock and the exercise of warrants issued in connection therewith; in addition, Mr. Wooden owns 10,000 shares of our common stock and his wife owns 1,000 shares of our common stock.

Lawrence Rychlak[17]	79,488	*	46,155	33,333	*
Edgar D. Aronson[18]	158,311	*	27,693	130,618	*
Menke Family LLLP**	46,155	*	46,155	0	0%
Menke Farm Trust**	46,155	*	46,155	0	0%
W. Scott Harris[19]	595,844	3.6%	184,616	411,228	2.5%
Robert J. Post[20]	41,923	*	36,923	5,000	*
George W. Cox[21]	199,812	1.2%	18,462	181,350	1.0%
Ira Guttentag**	36,923	*	36,923	0	0%
Kingdon Gould, Jr**	461,538	2.8%	461,538	0	0%
Lundy Family Partners**	92,308	*	92,308	0	0%
Victor Frenkil Jr.**	92,308	*	92,308	0	0%
Dassault Systemes Corp.[22]	124,635	*	52,281	72,354	*
J.F. Shea Co., Inc., as Nominee	60,123	*	60,123	0	0%
Hindman Family Dynasty Trust[23]	458,801	2.8%	257,016	201,785	1.2%
Gilbert Campbell[24]	25,000	*	25,000	0	0%
Jean Schaeffer[25]	787,419	4.8%	44,640	742,770	4.5%
TOTAL			5,143,777

*	Less than 1%.

[17]	Mr. Rychlak is offering 38,462 shares of common stock he may acquire upon conversion of shares of our Series E Convertible Preferred Stock, and 7,693 shares he may acquire upon exercise of warrants issued to him in connection with his purchase of shares of our Series E Convertible Preferred Stock. Mr. Rychlak serves as our Vice President-Finance and Chief Financial Officer. Mr. Rylak’s beneficial ownership also includes 33,333 shares of common stock subject to options exercisable within 60 days of February 10, 2006.

[18]	Mr. Aronson is offering 23,077 shares that may be acquired upon conversion of shares of our Series E Convertible Preferred Stock, and 4,616 shares he may acquire upon exercise of warrants issued to him in connection with his purchase of shares of our Series E Convertible Preferred Stock. The beneficial ownership of Mr. Aronson, who serves as a member of our Board of Directors and is a member of its Compensation, Audit, and Executive Committees, includes 30,000 shares of common stock subject to stock options that are exercisable within 60 days of February 10, 2006.

[19]	Mr. Harris is offering 153,846 shares that may be acquired upon conversion of shares of our Series E Convertible Preferred Stock, and 30,770 shares that he may acquire upon exercise of warrants issued to him in connection with his purchase of shares of our Series E Convertible Preferred Stock. Mr. Harris’ beneficial ownership includes 58,333 shares of common stock subject to stock options that are exercisable within 60 days of February 10, 2006. Mr. Harris currently serves as our President and Chief Operating Officer.

[20]	Mr. Post is offering 30,769 shares that may be acquired upon conversion of shares of our Series E Convertible Preferred Stock, and 6,154 shares that he may acquire upon exercise of warrants issued to him in connection with his purchase of shares of our Series E Convertible Preferred Stock. Mr. Post currently serves as a member of our Board of Directors.

[21]	Mr. Cox, a member of our Board of Directors, Chairman of our Audit Committee, and member of the Compensation Committee of our Board of Directors, is offering 15,385 shares that may be acquired upon conversion of shares of our Series E Convertible Preferred Stock, and 3,077 shares that he may acquire upon exercise of warrants issued to him in connection with his purchase of shares of our Series E Convertible Preferred Stock. Mr. Cox’s beneficial ownership includes 181,350 owned by the W. J. Hindman Revocable Trust, for which he serves as trustee with sole share voting and dispositive power. Mr. W. James Hindman, our Chairman, is a grantor under the Trust.

[22]	We were indebted to Dassault Systemes Corp. under a loan agreement dated July 1, 2005, as amended, which loan was paid and discharged in January, 2006.

[23]	The trustees of the trust, Cynthia Hindman and Peter Baldine, possess sole voting and dispositive power over these shares. Ms. Hindman is the adult daughter of W. James Hindman, who disclaims beneficial ownership of these shares.

[24]	Mr. Campbell is offering shares that he may acquire upon exercise of warrants issued to Mr. Campbell.

[25]	Ms. Schaeffer, our Director of Marketing, is the wife of Brice Schaeffer, and the number of shares indicated as beneficially owned by her before and after the offering includes 371,376 shares owned by Mr. Schaeffer.

**	These selling shareholders purchased shares of our Series E Convertible Preferred Stock on July 29, 2005, and shares that may be issued upon conversion of the Series E Convertible Preferred Stock, as well as shares that may be issued upon exercise of stock purchase warrants issued to holders of the Series E Convertible Preferred Stock, are included in the foregoing table. Approximately 83.3% of the number of shares shown as being offered hereby represents shares to be issued upon conversion, and approximately 16.7% represents shares issuable upon exercise of the stock purchase warrants.

BUSINESS

Our Annual Report on Form 10-K for the fiscal year ended June 30, 2005, and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, incorporated by reference into this Prospectus, contain information about us, including audited financial statements for our fiscal year ended June 30, 2005 and unaudited financial statements for our fiscal year ended September 30, 2005. Please refer to these reports for additional information.

PLAN OF DISTRIBUTION

The Selling Stockholders and their successors by the laws of descent and distribution may, from time to time, sell any or all of the shares covered by this prospectus. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale.

The Selling Stockholders may sell shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through broker–dealers or agents, who may receive compensation in the form of concessions or commissions from the Selling Stockholders or the purchasers of such common stock for whom they may act as agents.

Such sales may be made on any stock exchange, quotation system, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with a Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by any Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts relating to his sales of shares of our common stock to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, a Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. A Selling Stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

Upon us being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon us being notified in writing by the personal representative of a Selling Stockholder that distributions from the Selling Stockholder’s estate have been made and a beneficiary intends to sell more than 500 shares covered by this prospectus, a supplement to this prospectus will be filed if then required in accordance with applicable securities laws.

A Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares will be paid by the Selling Stockholder and/or the purchasers. The Selling Stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. There is no underwriter or coordinating broker acting in connection with the proposed sale of our common stock by the Selling Stockholders. Because the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.

We have agreed to keep this prospectus effective until all shares offered hereby have been sold.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, a Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholder or any other person.

DESCRIPTION OF SECURITIES

As of the date of Prospectus, we have the authority to issue an aggregate of 100,000,000 shares of capital stock, consisting of 80,000,000 shares of our Common Stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share, issuable from time to time by our board of directors in one or more classes or series. As of December 22, 2005, there were 11,354,330 shares of our Common Stock outstanding, 1,297,537 shares of our Series D Convertible Preferred Stock outstanding, and 1,191 shares of our Series E Convertible Preferred Stock outstanding.

Common Stock

Shares of our Common Stock are currently quoted on the OTC Bulletin Board under the symbol “AVSO.OB”. Holders of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected. The holders of our Common Stock are entitled to receive dividends when, as and if declared by the Board of directors out of funds legally available. In the event of our liquidation, dissolution, or winding up, holders of our Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over our Common Stock. Holders of shares of our Common Stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions applicable to our Common Stock. All of the outstanding shares of our Common Stock are fully paid and nonassessable.

Preferred Stock

Our Board of Directors is authorized, without further action by the shareholders, to issue series of preferred stock from time to time, and to designate the rights, preferences, limitations and restrictions of and upon shares of each series including dividend, voting, redemption and conversion rights. The Board of Directors also may designate par value, preferences in liquidation, and the number of shares constituting any series. We believe that the availability of preferred stock issuable in series will provide increased flexibility for structuring possible future financings and acquisitions, if any, and in meeting other corporate needs. The rights and privileges of holders of preferred stock could adversely affect the voting power of holders of common stock, and the authority of our Board of Directors to issue preferred stock without further shareholder approval could have the effect of delaying, deferring, or preventing a change in control of the Company Our board of directors currently has one class of preferred stock designated under our Charter; the Series D Convertible Preferred Stock. In addition, the board of directors has the authority to designate additional classes or series of preferred stock in the future with rights that may adversely affect the rights of the holders of our common stock or its market price.

The following is a summary of the material terms of the Series D Convertible Preferred Stock

Par Value. The par value of Series D Convertible Preferred Stock is $0.01 per share.

Number of Shares. We designated 1,297,537 shares of our preferred stock, par value $0.01 as Series D Convertible Preferred Stock, of which 1,297,537 shares of Series D Convertible Preferred Stock are issued and outstanding.

Voting Rights. Each holder of our Series D Convertible Preferred Stock is entitled to attend all special and annual meetings of our shareholders and to vote on all actions to be taken by our shareholders, including, without limitation, the election of directors, and any other matter properly brought for consideration before the shareholders. The holders of Series D Convertible Preferred Stock shall vote together with all other classes and series of our stock, and are entitled to one vote per share of common stock into which the preferred stock is then convertible.

Dividends. The Series D Convertible Preferred Stock is eligible for 10% annual, cumulative dividends, payable quarterly when and as declared by our Board of Directors. These dividends have priority over any declaration or payment of any dividend or other distribution on our Common Stock or any other class or series of stock that is junior to the Series D Convertible Preferred Stock. Dividends on our Series D Convertible Preferred Stock rank pari passu with any other shares of Preferred Stock entitled to participate pari passu with the Series D Convertible Preferred Stock with respect to dividends and are subject to the rights of any series of Preferred Stock that ranks, with respect to dividends, senior to the Series D Convertible Preferred Stock. Currently, there are no outstanding shares of stock that rank senior to or pari passu with the Series D Convertible Preferred Stock.

Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, after payment or provision for payment of the debts and other liabilities and obligations of the Corporation, the holders of Series D Convertible Preferred Stock shall be entitled to receive from the distribution of any of our assets remaining after we have paid all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any future class or series of stock with a liquidation preference over the Series D Convertible Preferred Stock, an amount equal to the purchase price for and any accrued and unpaid dividends on such stock, an amount equal to the original issue price of Series D Convertible Preferred Stock ($0.60 per share) plus an amount equal to all accumulated but unpaid dividends on the Series D Convertible Preferred Stock, pari passu with any other shares of Preferred Stock under the terms of which holders thereof shall be entitled to participate pari passu with the Series D Convertible Preferred Stock.

Conversion Rights. Holders of our Series D Convertible Preferred Stock may convert all, but not less than all, of their shares of Series D Convertible Preferred Stock into shares of our common stock at any time beginning 120 days after the original issuance date of their shares of Series D Convertible Preferred Stock. The first purchasers will be eligible to convert their shares of Series D Convertible Preferred Stock on March 18, 2004 and all of the issued and outstanding shares of Series D Convertible Preferred Stock will become freely convertible by their holders on April 29, 2004. Holders of shares of Series D Convertible Preferred Stock must convert all of their shares of Series D Convertible Preferred Stock if our common stock trades on the NASDAQ National Market System at or in excess of $2.25 per share for 60 consecutive trading days. Our common stock is not currently eligible for trading on the NASDAQ National Market System. We must redeem all of the outstanding shares of Series D Convertible Preferred Stock for its initial purchase price plus any accrued but unpaid dividends if we merge with another corporation.

Each share of Series D Convertible Preferred Stock is convertible into the greatest whole number of shares of common stock obtained by multiplying the number of shares of Series D Convertible Preferred Stock being converted by the original purchase price of each share of Series D Convertible Preferred Stock ($0.60 per share) plus any accrued but unpaid dividends, and divided by the “Conversion Price” in effect at the time of election.

The Conversion Price will be proportionally increased or decreased if we effect a stock dividend, distribution or split. In addition, if we issue common stock or rights to purchase our common stock for consideration of less than the then-existing Conversion Price (a “Diluting Issue”), we must adjust the Conversion Price. However, we do not need to adjust the Conversion Price if we issue common stock in any of the following circumstances:

•	in a registered public offering;

•	in connection with a bank financing;

•	pursuant to an equity compensation plan approved by the Board of Directors; or

•	in the course of a merger or combination approved by a majority of holders of Series D Convertible Preferred Stock.

If we must adjust the Conversion Price for a Diluting Issue, the Conversion Price in effect immediately after the Diluting Issue will be the Conversion Price immediately prior to the Diluting Issue multiplied by a fraction, as follows:

The numerator will be	(1) the number of shares of Common Stock outstanding immediately prior to the Diluting Issue plus (2) the aggregate consideration received by us in the Diluting Issue divided by the Conversion Price in effect immediately prior to the Diluting Issue; and

The denominator will be	the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of common stock issued (or which may be issued pursuant to options, warrants or other rights) in the Diluting Issue.

For the purpose of this calculation, if we issue rights to purchase common stock, such as options or warrants, we must calculate any adjustment as though these rights have been fully exercised and we have received the exercise price of such rights. The number of shares of Common Stock outstanding immediately prior to the Diluting Issue must be calculated as if any convertible securities had been fully converted into shares of common stock and all outstanding options, warrants, and similar rights had been exercised.

Initially, the Conversion Price was $0.30 per share; each share of Series D Convertible Preferred Stock was convertible into two shares of common stock. On January 1, 2004, we issued warrants to purchase a total of 45,000 shares of our common stock at $0.21 per share to the holders of certain notes issued by our wholly-owned subsidiary, Avatech Solutions Subsidiary, Inc. If fully exercised, we would receive approximately $9,450 from the exercise of these warrants and issue 45,000 shares of common stock. These warrants were a Diluting Issue under the terms of the Series D Convertible Preferred Stock, and we adjusted the Conversion Price of the Series D Preferred Stock to approximately $0.2997, as follows:

$9,450
New Conversion Price	= $	0.30 x	16,079,744 +	0.30
16,079,744 + 45,000

As of the date of this Prospectus, the 1,297,537 outstanding shares of Series D Convertible Preferred Stock are currently convertible into 2,597,236 shares of our common stock.

The following is a summary of the material terms of the Series E Convertible Preferred Stock

Par Value. The par value of Series E Convertible Preferred Stock is $0.01 per share.

Number of Shares. We designated 1,191 shares of our preferred stock, par value $0.01 as Series E Convertible Preferred Stock, of which 1,191 shares of Series E Convertible Preferred Stock are issued and outstanding.

Voting Rights. Each holder of our Series E Convertible Preferred Stock is entitled to attend all special and annual meetings of our shareholders and to vote on all actions to be taken by our shareholders, including, without limitation, the election of directors, and any other matter properly brought for consideration before the shareholders. The holders of Series E Convertible Preferred Stock shall vote together with all other classes and series of our stock, and are entitled to one vote per share of common stock into which the preferred stock is then convertible.

Dividends. The Series E Convertible Preferred Stock is eligible for 10% annual, cumulative dividends, payable quarterly when and as declared by our Board of Directors. These dividends have priority over any declaration or payment of any dividend or other distribution on our Common Stock or any other class or series of stock that is junior to the Series E Convertible Preferred Stock. Dividends on our Series E Convertible Preferred Stock rank pari passu with any other shares of Preferred Stock entitled to participate pari passu with the Series E Convertible Preferred Stock with respect to dividends and are subject to the rights of any series of Preferred Stock that ranks, with respect to dividends, senior to the Series E Convertible Preferred Stock. Currently, there are no outstanding shares of stock that rank senior to or pari passu with the Series E Convertible Preferred Stock.

Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, after payment or provision for payment of the debts and other liabilities and obligations of the Corporation, the holders of Series E Convertible Preferred Stock shall be entitled to receive from the distribution of any of our assets remaining after we have paid all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any future class or series of stock with a liquidation preference over the Series E Convertible Preferred Stock, an amount equal to the purchase price for and any accrued and unpaid dividends on such stock, an amount equal to the original issue price of Series E Convertible Preferred Stock ($1,000 per share) plus an amount equal to all accumulated but unpaid dividends on the Series E Convertible Preferred Stock, pari passu with any other shares of Preferred Stock under the terms of which holders thereof shall be entitled to participate pari passu with the Series E Convertible Preferred Stock.

Conversion Rights. Holders of our Series E Convertible Preferred Stock may convert all, but not less than all, of their shares of Series E Convertible Preferred Stock into shares of our common stock at any time beginning 180 days after the original issuance date of their shares of Series E Convertible Preferred Stock. Holders of shares of Series E Convertible Preferred Stock must convert all of their shares of Series E Convertible Preferred Stock if our common stock trades on the NASDAQ National Market System at or in excess of $2.25 per share for 60 consecutive trading days. Our common stock is not currently eligible for trading on the NASDAQ National Market System. We must redeem all of the outstanding shares of Series E Convertible Preferred Stock for its initial purchase price plus any accrued but unpaid dividends if we merge with another corporation.

Each share of Series E Convertible Preferred Stock is convertible into the greatest whole number of shares of common stock obtained by dividing the face amount of Series E Convertible Preferred Stock being converted, plus any accrued but unpaid dividends, by $0.65 per share.

The Conversion Price will be proportionally increased or decreased if we effect a stock dividend, distribution or split. In addition, if we issue common stock or rights to purchase our common stock for consideration of less than the then-existing Conversion Price (a “Diluting Issue”), we must adjust the Conversion Price. However, we do not need to adjust the Conversion Price if we issue common stock in any of the following circumstances:

•	in a registered public offering;

•	in connection with a bank financing;

•	pursuant to an equity compensation plan approved by the Board of Directors; or

•	in the course of a merger or combination approved by a majority of holders of Series E Convertible Preferred Stock.

If we must adjust the Conversion Price for a Diluting Issue, the Conversion Price in effect immediately after the Diluting Issue will be the Conversion Price immediately prior to the Diluting Issue multiplied by a fraction, as follows:

The numerator will be	(1) the number of shares of Common Stock outstanding immediately prior to the Diluting Issue plus (2) the aggregate consideration received by us in the Diluting Issue divided by the Conversion Price in effect immediately prior to the Diluting Issue; and

The denominator will be	the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of common stock issued (or which may be issued pursuant to options, warrants or other rights) in the Diluting Issue.

For the purpose of this calculation, if we issue rights to purchase common stock, such as options or warrants, we must calculate any adjustment as though these rights have been fully exercised and we have received the exercise price of such rights. The number of shares of Common Stock outstanding immediately prior to the Diluting Issue must be calculated as if any convertible securities had been fully converted into shares of common stock and all outstanding options, warrants, and similar rights had been exercised.

Certain Provisions Relating to a Change of Control

Provisions Related To The Election Of Directors And Stockholder Action. Our certificate of incorporation requires the affirmative vote of two-thirds of the shareholders to remove a director from the board of directors without cause. The certificate of incorporation also provides that our remaining directors may fill any and all board vacancies, unless the remaining directors approve a stockholder vote to fill a vacancy. Our bylaws prohibit less than two-thirds of our shareholders from calling a special meeting, whether for the purpose of replacing directors or for any other purpose. Therefore, a third party interested in taking control of Avatech quickly will not be able to do so unless the third party acquires two-thirds or more of our voting securities at the time of the acquisition. In addition, our certificate of incorporation and bylaws prohibit shareholders from taking action by written consent in lieu of a meeting.

Certain Statutory Provisions. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this provision prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans; and

•	on or after the date the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized by the affirmative vote, and not by written consent, of at least two-thirds of the outstanding voting stock of the corporation excluding that owned by the interested stockholder.

A “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person, other than the corporation and any direct or indirect wholly-owned subsidiary of the corporation, who together with the affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own 15% or more of the corporation’s outstanding voting stock.

Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who becomes an interested stockholder in a transaction approved by the corporation’s board of directors.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Christopher Olander, Esq., our Executive Vice President and General Counsel.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 30, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than any underwriting discounts and commissions incurred by us in connection with the issue and distribution of our Common Stock being registered. Items marked with asterisks (*) are estimated fees as of the date of this filing.

Item	Cost
Accounting Fees	$5,000	*
Legal Fees	$2,500	*
Registration Fees	$1,739
Blue Sky Fees	$1,500	*

Item 14.  Indemnification of Directors and Officers

The Company’s By-laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article Seventh of the Company’s Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

The Company also maintains director and officer insurance coverage.

Item 15.	Recent Sales of Unregistered Securities

In December, 2003, the Company sold 1,297,537 shares of its Series D 10% Convertible Preferred Stock and warrants, which subsequently expired, to purchase shares of the Company’s common stock, in an offering made in reliance upon the exemption from registration provided by Regulation D under the Securities Act of 1933 (the “Act”). In July, 2005, the Company sold 1,191 shares of its Series E 10% Convertible Preferred Stock, and warrants to purchase 366,47 shares of the Company’s common stock, in an offering made in reliance upon the exemption from registration provided by Regulation D under the Act.

On April 1, 2004, in consideration for a loan to the Company in the amount of approximately $1million, the Company issued to W. James Hindman, Chairman of the Company’s Board of Directors, a warrant to purchase 51,828 shares of common stock on or before March 31, 2009, at a price of $.45 per share. On October 28, 2004, in consideration of his guaranty of the Company’s supplemental $700,000 line of credit with its senior lender, the Company issued to Mr. Hindman warrants to purchase 100,000 shares on or before December 6, 2007, at a price of $.35 per share, and on October 21, 2005, in consideration for extending this guaranty until October 21, 2007, the Company issued to Mr. Hindman another warrant to purchase 100,000 shares on or before October 21, 2008, at a price of $1.02 per share. In each of these warrant issuances to Mr. Hindman, the Company relied upon the exemption from registration provided by Section 4(2) of the Act.

3. Item 16.  Exhibits required to be filed by Item 601 of Regulation S-K

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger [a]

3.1	Restated Certificate of Incorporation [b]

3.2	First Amendment to Restated Certificate of Incorporation [b]

3.3	Reverse Split Amendment to Restated Certificate of Incorporation [a]

3.4	Amendment of PlanetCAD’s Certificate of Incorporation to change the name of PlanetCAD, Inc. to Avatech Solutions, Inc. [a]

3.5	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock [c]

3.6	Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock [d]

3.7	Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock [e]

3.8	Certificate of Amendment to Certificate of Designation of Series C Convertible Preferred Stock [f]

3.9	Certificate of Designation, Preferences and Rights of Series D Convertible Preferred Stock [f]

3.10	Certificate of Elimination of Series A Junior Participating Preferred Stock [f]

3.11	Certificate of Elimination of Series C Convertible Preferred Stock [f]

3.12	Certificate of Amendment to Certificate of Designation of Series D Convertible Preferred Stock [f]

3.13	Certificate of Amendment to Amended and Restated Certificate of Incorporation [k]

3.14	By-Laws [b]

10.01	Autodesk Authorized Channel Partner Agreement by and among Avatech Solutions, Inc. and Autodesk, Inc. effective as of February 1, 2003 [e]

10.02	Autodesk Authorized Channel Partner Agreement by and among Avatech Solutions, Inc. and Autodesk, Inc. effective as of February 1, 2004 [f]

10.03	Loan Agreement by and between Avatech Solutions Subsidiary, Inc. and a Strategic Partner dated July 22, 2003, as amended (portions of this exhibit have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to a request for confidential treatment) [g]

10.04	Security Agreement by and between Avatech Solutions Subsidiary, Inc. and a Strategic Partner dated July 22, 2003 (portions of this exhibit have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to a request for confidential treatment) [g]

10.05	Demand Promissory Note by and between Avatech Solutions Subsidiary, Inc. and Key Bank and Trust in the amount of $2,000,000 dated September 11, 2003 [g]

10.06	Loan and Security Agreement by and between Avatech Solutions Subsidiary, Inc. and Key Bank and Trust dated September 11, 2003 [g]

10.07	Lease by and between Merritt-DM1, LLC and Avatech Solutions, Inc. effective June 1, 2004 [k]

10.08	Form of Promissory Note, principal amount $500,000.00, issued by Avatech Solutions, Inc. in favor of W. James Hindman dated May 28, 2003 [g]

10.09	Warrants to purchase up to 32,400 shares of common stock issued by Avatech to W. James Hindman dated May 28, 2003 [g]

10.10	Affidavit and Discharge of Indebtedness by W. James Hindman [g]

10.11	Form of 10% Subordinated Note with attached Warrant issued by Avatech Solutions, Inc. to certain note holders in connection with Avatech Solutions Subsidiary, Inc.’s 1998 $2,600,000 Subordinated Debt Offering, dated January 1, 2004 [f]

10.12	Form of 12 % Subordinated Note issued by Avatech Solutions, Inc. to certain note holders in connection with Avatech Solutions Subsidiary, Inc.’s 1998 $2,600,000 Subordinated Debt Offering dated January 1, 2004 [f]

10.13	Form of Purchase Agreement for Series D Convertible Preferred Stock [f]

10.14	2002 Stock Option Plan [a]

10.15	Restricted Stock Award Plan [e]

10.16	Avatech Solutions, Inc. Employee Stock Purchase Plan [i]

10.17	Employment Agreement by and between Eric L. Pratt and Avatech Solutions, Inc. effective April 15, 2003 [h]

10.18	Employment Agreement by and between Scott N. Fischer and Avatech Solutions, Inc. dated as of March 17, 2003 [g]

10.19	Separation Agreement between Scott Fischer and Avatech Solutions, Inc. dated as of March 10, 2004 [j]

10.20	Employment Agreement by and between Donald R. “Scotty” Walsh and Avatech Solutions, Inc. dated July 1, 2003 [g]

10.21	Employment Agreement by and between Beth O. MacLaughlin and Avatech Solutions Subsidiary, Inc. dated as of August 7, 2003 [k]

10.22	Employment Agreement by and between W. Scott Harris and Avatech Solutions Subsidiary, Inc. dated as of June 1, 2004 [k]

10.23	Employment Agreement by and between Christopher D. Olander and Avatech Solutions Subsidiary, Inc. dated June 18, 2004 [k]

10.24	Form of Promissory Note, principal amount $902,168.80, issued by Avatech Solutions, Inc. in favor of W. James Hindman dated April 1, 2004 [j]

10.25	Warrants to purchase up to 51,828 shares of common stock issued by Avatech to W. James Hindman dated April 1, 2004 [k]

10.26	Employment Agreement by and between Eric L. Pratt and Avatech Solutions Subsidiary, Inc. dated June 1, 2004. [k]

10.27	Asset Purchase Agreement by and among Avatech Solutions, Inc., Comtrex Corp., Richard L. Aquino, and Stanton L. Hilburn dated April 8, 2005 [l]

10.28	Autodesk Authorized Channel Partner Agreement with Avatech Solutions, Inc., dated February 1, 2005 [l]

10.29	Change in Terms Agreement between Avatech Solutions Subsidiary, Inc. and K Bank, dated November 22, 2004 [m]

10.30	Amendment to Loan and Security Agreement between Avatech Solutions Subsidiary, Inc. and K Bank, dated December 15, 2004 [m]

10.31	Amendment to Subordination Agreement between Avatech Solutions Subsidiary, Inc., K Bank, and Dassault Systemes, dated December 15, 2004 [m]

10.32	Letter Agreement between Avatech Solutions, Inc. and W. James Hindman, with stock purchase warrant, dated December 6, 2004 [m]

10.33	Employment Agreement between Avatech Solutions Subsidiary, Inc. and Catherine Dodson, dated November 15, 2004 [m]

10.34	Software Transfer Agreement between Avatech Solutions, Inc. and Autodesk, Inc. dated January 26, 2005 [m]

10.35	Amended and Restated Demand Promissory Note from Avatech Solutions Subsidiary, Inc. to K Bank, dated November 24, 2004 [m]

10.36	Modification Agreement between Avatech Solutions Subsidiary, Inc., K Bank, Avatech Solutions, Inc. and Technical Learningware Company, dated November 24, 2004 [n]

10.37	Second Amended and Restated Demand Promissory Note from Avatech Solutions Subsidiary, Inc. to K Bank dated October 22, 2004 [n]

10.38	Second Modification Agreement between Avatech Solutions Subsidiary, Inc. and K Bank, dated October 22, 2004 [n]

10.39	Business Loan Agreement between Avatech Solutions Subsidiary, Inc. and K Bank, dated October 28, 2004 [n]

10.40	$700,000 Promissory Note from Avatech Solutions Subsidiary, Inc. to K Bank, dated October 28, 2004 [n]

10.41	Commercial Security Agreement between Avatech Solutions Subsidiary, Inc. and K Bank, dated October 28, 2004 [n]

10.42	Commercial Guaranty from Avatech Solutions, Inc. to K Bank, dated October 28, 2004 [n]

10.43	Commercial Guaranty from W. James Hindman to K Bank, dated October 28, 2004 [n]

10.44	Asset Purchase Agreement by and among Avatech Solutions Subsidiary, Inc., Comtrex Corporation, Stanton L. Hilburn, and Richard L. Aquino, dated April 8, 2005. [p]

10.45	Form of Promissory Note, principal amount of $902,168.80, issued by Avatech Solutions, Inc. in favor of W. James Hindman, dated July 1, 2005. [q]

10.46	Warrants to urchse up to 38,88 shares of common stock issued by Avatech Solutions, Inc. to W. James Hindman, dated July 1, 2005. [q]

10.47	Amendment to Avatech Solutions, Inc. Restricted Stock Award Plan, dated August 23, 2005 [q]

10.48	Promissory Note of Avatech Solutions Subsidiary, Inc. to K Bank, in principal amount of $700,000, dated October 22, 2005 with Guaranty of Avatech Solutions, Inc. and W. James Hindman *

10.49	Warrant to purchase up to 100,000 shares of common stock issued by Avatech to W. James Hindman, dated October 22, 2005. *

10.50	Promissory Note issued by Avatech Solutions Subsidiary, Inc. to Mercantile Bank & Trust Co. dated January 27, 2006. *

10.51	Loan and Security Agreement by and between Avatech Solutions Subsidiary, Inc and Mercantile Bank & Trust Co., dated January 27, 2006. *

10.52	Guaranty Agreement by and between W. James Hindman and Mercantile Bank & Trust Co., dated January 27, 2006. *

10.53	Channel Partner Agreement, dated February 1, 2006, by and between Avatech Solutions Subsidiary, Inc. and Autodesk, Inc. *

21.1	Subsidiaries of the Registrant i

23.1	Consent of Ernst & Young LLP *

24.1	Power of Attorney o

*	Filed herewith

[a].	Incorporated by reference to our Registration Statement on form S-4 filed on May 30, 2002, File No. 333-89386.

[b].	Incorporated by reference to our Registration Statement on form SB-2 filed on November 21, 2000, File No. 333-50426.

[c].	Incorporated by reference to our Registration Statement on form 8-A filed on March 11, 2002, File No. 001-31265.

[d].	Incorporated by reference to our Current Report on form 8-K, filed on May 28, 2002, File No. 001-31265.

[e].	Incorporated by reference to our Amended Registration Statement on form S-1, filed on April 11, 2003, File No. 333-104035.

[f].	Incorporated by reference to our Quarterly Report on form 10-Q, filed on February 13, 2004, File No. 001-31265.

[g].	Incorporated by reference to our Annual Report on form 10-K, filed on October 3, 2003, File No. 001-31265.

[h].	Incorporated by reference to our Amended Registration Statement on form S-1, filed on June 4, 2003, File No. 333-104035.

[i].	Incorporated by reference to our Definitive Proxy Statement on form 14A, filed on May 7, 2004, File No. 001-31265.

[j].	Incorporated by reference to our Quarterly Report on form 10-Q, filed on May 17, 2004, File No. 001-31265.

[k].	Incorporated by reference to our Registration Statement on form S-1, filed on July 19, 2004, File No. 333-114230.

[l].	Incorporated by reference to our Quarterly Report on form 10-Q, filed on May 13, 2005, File No. 001-31265.

[m].	Incorporated by reference to our Quarterly Report on form 10-Q, filed on February 15, 2005, File No. 001-31265

[n].	Incorporated by reference to our Quarterly Report on form 10-Q, filed on November 15, 2004, File No. 001-31265

[o].	Incorporated by reference to our Annual Report on form 10-K, filed on September 28, 2004, File No. 001-31265.

[p].	Incorporated by reference to our Quarterly Report on Form 10-Q, filed on May 13, 2005, File No. 001-31265.

[q].	Incorporated by reference to our Annual Report on Form 10-K, filed on November 14, 2005, File No. 001-31265.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to any plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owings Mills, State of Maryland on February 10, 2006.

AVATECH SOLUTIONS, INC.

By:	/s/ Donald R. (Scotty) Walsh
Donald R. (Scotty) Walsh
Chief Executive Officer

The officers and directors of Avatech Solutions, Inc. whose signatures appear below, hereby constitute and appoint Donald R. Walsh and Christopher Olander as their true and lawful attorneys-in-fact and agents, with full power of substitution, with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-1, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated:

Name	Title	Date

/s/ Donald R. (Scotty) Walsh Donald R. (Scotty) Walsh	Chief Executive Officer and Director	February 10, 2006

/s/ Lawrence Rychlak Lawrence Rychlak	Vice President, Chief Financial Officer, and Principal Accounting Officer	February 10, 2006

/s/ W. James Hindman* W. James Hindman	Director and Chairman of the Board	February 10, 2006

/s/ George Cox* George Cox	Director	February 10, 2006

/s/ Garnett Y. Clark* Garnett Y. Clark	Director	February 10, 2006

/s/ Eugene Fischer* Eugene Fischer	Director	February 10, 2006

/s/ Robert Post* Robert Post	Director	February 10, 2006

*	By Christopher Olander, attorney-in-fact

//Christopher Olander